Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Virtus Investment Partners, Inc. of our report dated February 26, 2018, except for the change in the manner in which the Company accounts for restricted cash in the statement of cash flow discussed in Note 2 (not presented herein) to the consolidated financial statements appearing under Item 15 of the Company’s 2018 annual report on Form 10-K, as to which the date is February 27, 2019, relating to the financial statements, which appears in Virtus Investment Partners Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut

February 28, 2020